ACCOMMODATION AGREEMENT

         Amcast Industrial Corporation ("Supplier"), General Motors Corporation ("GM" or "Customer"), the Lenders (defined below) through KeyBank National Association, as agent ("Agent"), Principal Life Insurance Company ("Principal") and The Northwestern Mutual Life Insurance Company ("Northwestern", or together with Principal, collectively, the "Noteholders") enter into this Accommodation Agreement (this "Agreement") on August 28, 2003 (the "Effective Date").

                                    RECITALS

A. Pursuant to various purchase orders and/or supply contracts issued by Customer and accepted by Supplier (the "Purchase Orders"), Supplier is obligated to manufacture and provide Customer with component parts as set forth in the Purchase Orders (the "Component Parts").
B. The Agent and certain other financial institutions (collectively, the "Lenders") provide substantially all of Supplier's working capital financing pursuant to various loan and security agreements and related documents (as may be amended from time to time, the "Loan Documents") between Supplier and the Lenders. Additionally, the Noteholders and Supplier are parties to the Note Agreements (as defined in the Restructuring Agreement) pursuant to which Supplier has certain Noteholder Obligations (as defined in the Restructuring Agreement).
C. Supplier has requested that Customer, the Lenders and the Noteholders provide certain financial accommodations to Supplier to permit Supplier to continue its operations.

D. Subject to the terms of this Agreement, the parties hereto have agreed to provide certain financial and other accommodations to each other.
E. Customer, the Lenders and the Noteholders have requested that Supplier provide them with certain assurances and acknowledgments to induce Customer and the Lenders to provide the above-referenced financial and other accommodations.
F. Customer acknowledges that the forbearance provided in the Restructuring Agreement (as later defined herein) constitutes satisfactory financing as required by the terms of this Agreement.
         WHEREFORE, based upon the foregoing recitals and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:
                              TERMS AND CONDITIONS
                            Customer's Accommodations
1. Resourcing.
         Absent an Event of Default (as defined below), Customer will not resource programs currently on contract with Supplier (whether or not such programs are currently in production), which programs are produced at one or more of the "Accessed Facilities" (as defined below) until the earlier of (a) September 14, 2006; (b) the date on which the Lenders cease to provide financing to Supplier; (c) the date on which either the Lenders or Supplier materially breaches the terms of this Agreement; or (d) the date on which Supplier breaches any Purchase Order, the consequence of which would create a substantial likelihood of interrupting Customer's production at its assembly operations. Notwithstanding the foregoing, on and after January 1, 2005,

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

 Customer shall have the right hereunder to resource Component Parts to the extent Supplier fails to demonstrate, to the reasonable satisfaction of Customer, that Supplier is competitive in terms of quality, service, technology, delivery and price.
         The foregoing limitation shall not prohibit Customer from taking action to prepare for resourcing, including, without limitation, entering into discussions, negotiations and agreements regarding the production of the Component Parts, nor shall the foregoing prohibit resourcing to which Supplier and Customer mutually agree. Supplier will fully cooperate and assist Customer in its resourcing preparations including, but not limited to, upon reasonable notice, permitting potential alternative suppliers to inspect tooling, and Supplier will fully cooperate in connection with any resourcing of Customer production.
         Notwithstanding the foregoing, this Section 1 does not apply to the following programs, which programs Customer shall be free to resource at any time in its discretion:
         (a) General Motors Europe Wheel Carrier program for the Epsilon program produced at Supplier's Richmond, Indiana facility;

         (b) the following programs produced at Supplier's Franklin, Indiana facility: (i) SAAB Steering Knuckle program for SAAB 9.3; (ii) General Motors Europe Steering Knuckle program for the Epsilon program; and (iii) SAAB Steering Knuckle program for SAAB 9.5;
         (c) the J-Car Wheel Part No. 9595065 produced at Supplier's Gas City, Indiana facility; and

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


         (d) the IPC (International Product Center) production from Delphi-owned tooling sold by Supplier to Customer, only to the extent Delphi resources other production associated with such tooling.

         Notwithstanding the foregoing, if a breach relating to a Purchase Order occurs that creates a substantial likelihood of interrupting Customer's production, Customer's right to resource shall be limited to the Component Part covered by the Purchase Order and not Component Parts relating to other Purchase Orders; provided, however if such resource materially impacts the continued viability of Supplier's facility at which such resourced Component Part was produced, Customer shall have the right, but not the obligation, to resource additional Component Parts produced at the affected facility. Customer shall promptly provide Supplier and Agent with written notice of its decision to resource any programs or Component Parts pursuant to this Agreement.

2. Limitation of Setoffs.
         For all amounts due from Customer to Supplier for shipments made or other obligations on or after the Effective Date accruing through the earlier to occur of: (a) September 14, 2006; (b) the date on which the Lenders cease to provide financing to Supplier; (c) the date on which either the Lenders or Supplier materially breaches the terms of this Agreement; or (d) the date on which Supplier breaches any Purchase Order, the consequence of which would create a substantial likelihood of interrupting Customer's production at its assembly operations, Customer agrees, for the benefit of the Lenders only, to suspend and not to assert any defenses, rights and claims for setoffs and/or recoupment, other than "Allowed Setoffs" (as defined below), and to pay accounts receivable in accordance with their terms (net of Allowed Setoffs).

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

         For purposes of this Agreement, "Allowed Setoffs" means (a) setoffs, recoupments or deductions for defective or nonconforming products, quality problems (other than defects, nonconformities or quality problems resulting from Supplier's adherence to written directions furnished by Customer), unordered or unreleased parts which Customer is not otherwise obligated to accept pursuant to this Agreement and which are returned to Supplier, short shipments, misshipments, premium freight charges (not caused by Customer), improper invoices, mispricing, duplicate payments or billing errors; provided, however, Customer shall not have a right of setoff or recoupment for any incidental, special or consequential damages; (b) materials or components purchased by Customer and provided to Supplier to be used in connection with Customer's production, and (c) Customer's professional fees and costs incurred relating to Supplier (collectively, the "Professional Fees") up to $50,000 per month (the "Monthly Limit"). Any Professional Fees in excess of the Monthly Limit may be carried forward to subsequent months provided the aggregate amount of each monthly setoff does not exceed the Monthly Limit. Subject to the terms of this Section 2, which is intended for the sole benefit of the Lenders only, Customer expressly reserves and does not waive any rights and interests it may have against Supplier, including setoffs asserted for defense purposes.

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



3. Conditional Award of New Business.

         Absent an Event of Default (as defined in Section 17 below), Customer conditionally awards to Supplier the following programs, which programs are currently scheduled to commence production during the model years noted below:


                       (a)      GMT 360 - SAAB Wheel Part No. 9595629 (2005);


                       (b)      GMT 360 - SAAB Wheel Part No. 9595631 (2005);


                       (c) GMX020 Solstice Wheel Part No. 9595603 (2006);


                       (d) GMX020 Solstice Wheel Part No. 9595604 (2006);
and


                       (e) GMT265 Cadillac SRX Wheel Part No. GPS108850 (2006).




         Supplier expressly acknowledges the conditional nature of the sourcing of the aforementioned programs through its execution of this Agreement. Customer's agreement to remove the conditional nature of the sourcing of the aforementioned programs is expressly conditioned on Supplier's timely fulfillment of all of its obligations under this Agreement. To the extent Supplier does not timely fulfill all of its obligations under this Agreement, Customer may revoke the conditional sourcing of the aforementioned programs and Supplier will undertake commercially reasonable efforts to assist Customer in the transfer of all work product, design work, etc. developed by Supplier, at no cost to Customer.

4. Customer Bid List.
         Absent an Event of Default (as defined in Section 17) and successful implementation of the Restructure Plan (as defined in Section 6), Customer will offer


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

Supplier the opportunity to bid on new programs, consistent with Customer's standard policies and procedures, including but not limited to Supplier's demonstration of competitiveness in terms of quality, service, delivery, technology and price. Notwithstanding the foregoing, any award of new business to Supplier will be in Customer's sole discretion.

                          The Lenders' Accommodations

5. Extension and Restructuring.
         Pursuant to the terms of that certain Amended and Restated Restructuring Agreement dated August ___, 2003 between the Lenders, the Noteholders and Supplier (the "Restructuring Agreement") a copy of which is attached hereto as Exhibit 5, such Restructuring Agreement will provide for the
 1) extension of the restructuring period relating to the Outstanding Obligations (as defined below) to September 14, 2006 (the "Restructuring Termination Date"); and 2) commitment to a restructuring plan with a resultant adjustment to Supplier's balance sheet as outlined below (the "Restructure Plan") with the Restructuring Agreement being executed by the Lenders, the Noteholders and Supplier simultaneously with the execution of this Agreement, which Restructuring Agreement must be acknowledged by Customer. To the extent any one or more of Supplier, the Noteholders or the Lenders fail to execute the Restructuring Agreement, all of Customer's obligations to each of Supplier and the Lenders in this Agreement shall automatically terminate and be of no further force and effect.

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



6 Restructure Plan.

A. Sale or Refinancing Process.
         Supplier shall engage an investment banker on or before December 1, 2003, which investment banker shall be instructed to initiate and effect the sale of Supplier (the "Sale") to a "Qualified Buyer" (as defined below). Alternatively, Supplier may effect a refinancing (the "Refinancing") that results in either the replacement of the Outstanding Obligations (as later defined) in form and structure substantially identical to the Remaining Senior Debt (as defined in Section 6.C.) and the Restructured Debt (as defined in
Section 6.C.) or payment in full by a compromise on or before December 31, 2004 (the "Restructure Date"). A "Qualified Buyer" means a buyer who demonstrates to the reasonable satisfaction of each of the Lenders and Customer that it: (i) possesses the financial capabilities, business plan and management structure to effect the acquisition of and operation of Supplier; and (ii) agrees to assume Customer's Purchase Orders without modification including, without limitation, increases to the pricing of the Component Parts. Supplier further agrees to provide to Customer and/or BBK, Ltd. ("BBK") monthly updates, or more frequently if requested, updates on the Sale and the Refinancing and all documentation pertaining to the Sale and the Refinancing and associated with the updates. Customer agrees to maintain such information in confidence and refrain from dissemination of such information beyond those of Customer's representatives or designees who, in Customer's reasonable discretion, need to know such information, for purposes of evaluation of Customer's business relationship with Supplier.

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

                  B.       Pre-Restructure Period. 1. LIFO Loans.
                  For the period from the Effective Date through the Restructure Date (the "Pre-Restructure Period"), the parties hereto agree to further amend the LIFO Restructuring Agreement dated as of July 15, 2002, as amended by that certain Amendment No. 1 to LIFO Restructuring Agreement dated October 31, 2002 (as amended, the "LIFO Restructuring Agreement") between the Lenders and Supplier (collectively, the "LIFO Loans") as follows:
                           (a) extend the restructuring period relating to the LIFO Loans to the Restructuring Termination Date;

                           (b) extend the termination date relating to the use of the Special Reserve Funds (as defined in the LIFO Restructuring Agreement) to the Restructuring Termination Date;

                           (c) permit Supplier to access the Special Reserve Funds in amounts necessary to fund Supplier's ongoing cash needs until such time as the parties to the Restructuring Agreement have reached definitive, binding written agreements thereto and thereafter in such amounts as may be required to pay any "Missed Event Fee" (as defined in the Restructuring Agreement), which "Missed Event Fee" Supplier is unable to fund from its cash flow; and

                           (d) to the extent Supplier utilizes all or a portion of the Special Reserve Funds and subject to the availability of adequate cash flow, require Supplier to replenish the Special Reserve Funds upon stabilization of Supplier's payment terms with its unsecured trade creditors.

                           (e) For clarification, the following provisions of the LIFO Restructuring Agreement will continue to be effective:

                                    (i) the August 31, 2003 "Additional
                                        Prepayment";

                                    (ii)     interest payments on the LIFO Loans
                                             through the Restructuring
                                             Termination Date, unless earlier
                                             repaid;

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


                                    (iii)    amortization in an approximate
                                             principal amount of $1,300,000
                                             during fiscal year 2004 (the "2004
                                             Additional Prepayment");

                           (f) repayment of the LIFO Loans, to the extent proceeds are available, in the event of the occurrence of either of the following:

                                    (i) a sale or refinance of any of Supplier's
                                        assets; or

                                    (ii) the occurrence of the Restructuring
                                         Termination Date.

                           2. Existing Secured Indebtedness.

         During the Pre-Restructure Period, the parties agree that Supplier's indebtedness owing to the Lenders pursuant to (i) the Credit Agreement dated as of August 14, 1997 among Supplier, KeyBank National Association, as Agent, and the lenders party thereto, as amended, (ii) the Note Agreement dated as of November 1, 1995 between Supplier and Northwestern, as amended, (iii) the Note Agreement dated as of November 1, 1995 between Supplier and Principal, and (iv) certain obligations of Supplier owing under certain lines of credit (collectively, the "Existing Secured Indebtedness") shall receive interest only payments and no amortization of principal so long as the LIFO Loans remain outstanding. In the event of a repayment in full of the LIFO Loans, including, without limitation, any repayment in full generated from the proceeds of a sale of any of Supplier's assets, any remaining prepayments due under the LIFO Loan will be applied to the Outstanding Obligations.

                  C. Restructure Date.
         If on or before the Restructure Date, Supplier fails to either (i) close the Sale; or (ii) close the Refinancing of its obligations resulting in full satisfaction of the LIFO Loans and the Existing Secured Indebtedness (collectively, the "Outstanding Obligations"),

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

either by payment in full or by
compromise, then, in such event, the Lenders must reduce the Outstanding Obligations to an amount of debt no greater than 3.75 times the greater of Supplier's trailing twelve months EBITDA or the 2005 Forecasted EBITDA (as defined below) (the "Remaining Senior Debt").
         The amount of reduction in the Outstanding Obligations (the "Restructured Debt" or "RD") shall be converted to fully subordinated debt, which shall remain secured. The Restructured Debt shall initially mature on September 14, 2013 (the "RD Maturity Date"). From the Restructure Date through the RD Maturity Date, absent earlier repayment in full, the Restructured Debt shall accrue interest at the rate of five percent per annum (the "RD Current Interest") in addition to which three percent per annum shall be added to the principal balance of the Restructured Debt on a monthly basis (the "RD PIK Interest"). The Lenders shall receive the RD Current Interest on the RD so long as Supplier generates sufficient cash flow from operations from which to pay the Remaining Senior Debt Service (as defined below), in addition to the RD Current Interest. In the event Supplier has either (i) insufficient cash flow from which to pay the RD Current Interest or (ii) Supplier refinances the Remaining Senior Debt and to the extent that cash flow from operations is not available after all requirements of the refinance lender in respect of the refinanced Remaining Senior Debt are met, the RD Current Interest or any unpaid portion thereof shall be added to the principal balance of the Restructured Debt on a monthly basis until such time as Supplier generates sufficient cash flow to pay the RD Current Interest (in addition to the Remaining Senior Debt debt service requirements). The Restructured Debt shall have no rights of acceleration until such time as Supplier has ceased operations and the Lenders (or any refinance Lender of the
Remaining Senior Debt) have commenced enforcement action against Supplier to liquidate collateral for the Remaining Senior Debt.

D.       Post-Restructure Date Treatment of Remaining Senior

                           Debt. 1. Restructure Debt Service Formula.
                  The Remaining Senior Debt must be subject to debt service requirements (the "Remaining Senior Debt Service") post-Restructure Date consistent with the Restructure Debt Service Formula (as defined below). On or before the Restructure Date, Supplier must provide to the Lenders and Customer a forecast for calendar year 2005 (the "2005 Forecasted EBITDA"). All parties must agree on the content of the 2005 Forecasted EBITDA. With respect to calculation of the 2005 Forecasted EBITDA, the parties agree that the EBITDA variation for the Wheel Group (as defined below) from calendar 2004 are expected to include volume variances and elimination of discontinued entities. In addition, for both the Wheel Group and Flow Control Group (as defined below), additional cost reductions may exist, which cost reductions both the Lenders and Customers will consider. For purposes of this Agreement, "Wheel Group" means: (a) Gas City, Indiana; and (b) Fremont, Indiana; and "Flow Control Group" means: (a) Elkhart Plumbing; (b) Lee Brass and (c) Elkhart Industrial. The Remaining Senior Debt Service will be established based on the Remaining Senior Debt Service Formula. For purposes of this Agreement, "Remaining Senior Debt Service Formula" means: the greater of 2005 Forecasted EBITDA or Supplier's trailing twelve-month EBITDA; less (y) Supplier's 2005 forecasted capital expenditures; less (z) CTC Debt Service. For purposes of this Agreement, "CTC Debt Service" means the principal and interest payments on the revolving credit facility and the outstanding term debt secured by Supplier's real and personal property assets located at Supplier's CTC Facility in Franklin, Indiana. All parties agree that the process outlined in this Section 6.D.1. must be utilized to establish the Remaining Senior Debt Service in calendar year 2006, absent completion of a sale or refinance of Supplier during calendar year 2005.

2. "Special Reserve Funds" and Covenants.

                  Post-Restructuring Date, the "Special Reserve Funds" must remain in effect and available to Supplier for the sole purpose of servicing the Remaining Senior Debt Service. Supplier's loan covenants must be established consistent with eighty-five percent of Supplier's 2005 Projected EBITDA, which loan covenants Customer will have to opportunity to review.

3. Excess Cash Flow.
                  On the Restructure Date, the Lenders will establish an excess cash flow collateral account (the "Excess Cash Flow Account") into which any Excess Cash Flow (as defined below) must be deposited on a quarterly basis. For purposes of this Section 3 only, "Excess Cash Flow" means 2005 Projected EBITDA less the sum of (x) Supplier's 2005 capital expenditures; plus (y) CTC Debt Service; plus (z) Remaining Senior Debt Service. The Lenders agree to release to Supplier from the Excess Cash Flow Account amounts necessary to cover subsequent quarterly shortfalls, provided no material events of default exist under the Restructuring Agreement and cash is available in the Excess Cash Flow Account. On December 31, 2005, the Lenders will apply amounts existing in the Excess Cash Flow Account to either the Remaining Senior Debt or the Restructured Debt at the Lenders' option.


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



                  4. Treatment of Remaining Senior Debt at December 31, 2005. On December 31, 2005, the Lenders will reset the Remaining
Senior Debt to no greater than 3.75 times the greater of Supplier's trailing twelve months EBITDA or the 2006 Forecasted EBITDA, but in no event shall the Remaining Senior Debt be reset at an amount less than the amount of the Remaining Senior Debt on the Restructure Date.

7. Funding. The Lenders and the Noteholders, as applicable, agree to forbear from exercising their rights and remedies in respect of defaults which are currently in existence under the Loan Documents and will continue to provide financing to Supplier in accordance with the LIFO Restructuring Agreement, the Restructuring Agreement and the Restructure Plan as outlined above. Neither Supplier, the Lenders nor the Noteholders, as applicable, will amend, restate, or materially modify the terms of the LIFO Restructuring Agreement or the Restructuring Agreement without the prior written consent of Customer, which consent shall not be unreasonably withheld.

8. Acknowledgment. The Lenders and the Noteholders consent to the rights being granted to Customer in the Access and Security Agreement in Section 16 below and the Tooling Acknowledgment in Section 13 below.

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



                             Supplier's Obligations

9. Cooperation with Restructure Plan. Supplier agrees to cooperate fully with the Lenders, the Noteholders and Customer in order to effectuate the terms and conditions of the Restructuring Agreement and the Restructure Plan as outlined above. Supplier expressly agrees that to the extent it fails to cooperate with the Restructure Plan or comply with the terms of the Restructuring Agreement in any manner, such action will automatically constitute an "Event of Default" under this Agreement.

10. Access to Books and Records. Supplier will provide Customer and its respective agents and representatives, consultants and employees reasonable access to Supplier's operations, books, records, officers and employees at reasonable times during business hours, or outside of business hours upon reasonable request, for the purposes of monitoring Supplier's compliance with the terms of this Agreement and any other agreements and contracts between Supplier and the parties. Supplier agrees to fully cooperate with the agents, representatives, consultants, officers and employees of the respective parties to accomplish the ends contemplated by this Agreement.

11. Financial Reporting. Supplier agrees to provide to Customer and/or BBK the same monthly financial reporting the Lenders' require under the Restructuring Agreement as such financial reporting is provided to the Lenders.

12. Inventory Bank. Supplier will build, upon request by Customer, inventory banks of Customer's Component Parts, subject to Supplier having (i) adequate internal capacity (e.g. machine capacity and manpower) and availability of raw materials and supplies; and (ii) availability of financing from the Lenders. Supplier will ship inventory bank Component Parts as they are produced, and Customer will pay for such Component Parts pursuant to the Purchase Orders.

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


13. Tooling Acknowledgment. Supplier acknowledges and agrees that, exclusive of Supplier Owned Tooling, all tooling, dies, test and assembly fixtures, jigs, gauges, patterns, casting patterns, cavities, molds, and documentation including engineering specifications and test reports together with any accessions, attachments, parts, accessories, substitutions, replacements, and appurtenances thereto used by Supplier in connection with its manufacture of the Component Parts for Customer (collectively the "Customer Tooling") are owned by Customer and are being held by Supplier or, to the extent Supplier has transferred Customer Tooling to third parties, by such third parties, as bailees at will. For purposes of this Agreement, the term "Supplier Owned Tooling" means all tooling, dies, test and assembly fixtures, jigs, gauges, patterns, casting patterns, cavities, molds, and documentation including engineering specifications and test reports together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto, for which Customer has not made full payment of the applicable purchase order price or which is not subject to a purchase order. Each item of Supplier Owned Tooling will become and be considered Customer Tooling under the terms of this Agreement once it has been paid for in full in accordance with the terms of the applicable Purchase Order related thereto, without setoff or recoupment by Customer. Additionally, Customer Tooling does not include any tooling manufactured by Supplier on or after the date of the execution of this Agreement under a Purchase Order for Customer unless and until such tooling has been fully paid for by Customer without setoff or recoupment.

Within sixty (60) days from the Effective Date, Supplier will supply to Customer and Agent a list of Supplier Owned Tooling. Any tooling utilized to manufacture Component Parts for Customer not included on the list of Supplier Owned Tooling shall be deemed Customer Tooling unless Agent objects in writing within ten (10) days thereafter. Supplier will cooperate with Customer in determining which of Supplier's tooling is Supplier Owned Tooling or Customer Tooling. If Agent timely objects, Customer and Agent shall each select an independent accountant (whose fees and costs shall be paid by the respective party) who shall determine the status of any tooling in dispute. If the two independent accountants cannot agree, the dispute will be referred to binding arbitration with all costs and expenses shared equally. Should either Agent or Customer fail to appoint an accountant within ten (10) days after a timely objection by Agent, the status of any disputed tooling shall be determined by the independent accountant selected by Customer or Agent, as the case may be, acting alone.
         No person or entity other than Customer has any right, title or interest in Customer Tooling other than Supplier's right, subject to Customer's unfettered discretion to utilize Customer Tooling in the manufacture of Component Parts pursuant to the terms of the Purchase Orders. Subject to the terms of this Agreement, Customer and its designee(s) shall have the right, upon written notice to Supplier, to enter the premises of Supplier for the purpose of taking immediate possession of Customer Tooling at any time without payment of any kind from Customer to Supplier should Customer elect to exercise such right, and Supplier waives any right to further notice or court hearing, and agrees to cooperate with Customer in its taking possession of Customer Tooling; provided, however, that Customer not exercise such right with respect to specific items of Customer Tooling unless the Customer is entitled under the terms of this Agreement to resource the Component Part related to such Customer Tooling.

14. Access To Operations. Supplier will allow Customer, its employees, agents, contingency suppliers and consultants access to inspect the Customer Tooling and the Supplier Owned Tooling at mutually convenient times upon request.

15. Other Customers' Accommodations. Supplier represents and warrants that it will not enter into any agreements with any of its other customers on terms more favorable to the other customers than the terms contained in this Agreement, without the consent of Customer. If for any reason Supplier's financing is not sufficient to fund all of Supplier's expenses, Supplier agrees that it will utilize the available financing to first ensure that production, capital expenditure and tooling requirements are timely satisfied for Customer and any other customer that executes a binding written agreement pursuant to which such customer is obligated to provide accommodations substantially identical to Customer's accommodations set forth in this Agreement.

16. Access Agreement. Simultaneous with execution of this Agreement, Supplier will enter into the Access and Security Agreement attached as Exhibit 16 hereto (the "Access Agreement") pursuant to which Supplier grants Customer an Access Right (as defined in the Access Agreement) to the following facilities: Gas City, Fremont, CTC Franklin and Richmond Indiana, and Wapakoneta, Ohio (collectively, the "Accessed Facilities") and the right to operate those facilities as more fully set forth in the Access Agreement.

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

                                  General Terms
17. Events of Default. Any one or more of the following shall be "Events of Default", or individually, an "Event of Default", hereunder unless a waiver or deferral thereof is agreed to in writing, in each instance, by Customer:
                  A. a material adverse change in the current financial condition, business, operations or property and assets of Supplier occurs;
                  B. Supplier materially breaches any provision of this Agreement;
                  C. Supplier breaches any provision of any Purchase Order, the consequence of which would create a substantial likelihood of interrupting Customer's production at its assembly operations;
                  D. if Supplier makes an assignment for the benefit of creditors or a similar transfer of or action involving a material portion of Supplier's assets, or a trustee, custodian or receiver is appointed over all or substantially all of Supplier's property;
                  E. a Chapter 7 petition under the Bankruptcy Code is filed by or against Supplier or if a Chapter 11 bankruptcy case filed by Supplier is converted to Chapter 7 and Supplier has failed to successfully contest such filing or conversion within thirty (30) days of the initiation of such action;
                  F. an event of default occurs under either the Loan Documents, the LIFO Restructuring Agreement or the Restructuring Agreement, the consequence of which is that the Lenders cease funding to Supplier;
                  G. any one or more of Supplier, the Noteholders or the Lenders fails to comply with any provision of any one or more of the Restructuring Agreement, the Restructuring Plan or Section 8 of this Agreement; or

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

                  H. Supplier is unable to obtain a commitment to refinance the Remaining Senior Debt from either the Lenders or another lender on or before June 1, 2006.
         Notwithstanding the foregoing, any breach, failure to perform or delay in the manufacture, production, assembly or delivery of the Components Parts
 (i) that is beyond Supplier's reasonable control in the conduct of its business, such as acts of God, fires, floods or other natural disasters, epidemics, quarantine restrictions, freight embargoes, unusually severe weather, wars, acts of terrorism and riots, or (ii) caused by Customer's failure to fulfill its obligations under this Agreement shall not constitute an "Event of Default" under the terms of this Agreement.

18. Authorization. The parties executing this Agreement warrant that they have the corporate power and authority to execute this Agreement and this Agreement has been duly authorized by the parties.

19. Cooperation. Each party agrees to cooperate fully with the other parties and to take all additional actions that may be necessary to give full force and effect to this Agreement.

20. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation of this Agreement. All references to Sections, Schedules, and Exhibits are to Sections, Schedules, and Exhibits in or to this Agreement unless otherwise specified.

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

21. No Waiver; Cumulative Remedies; Unenforceability. No party to this Agreement shall by any act, delay, indulgence, omission, or otherwise be deemed to have waived any right or remedy under this Agreement or of any breach of the terms and conditions of this Agreement. A waiver by any party of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy which that party would otherwise have had on a subsequent occasion. No failure to exercise, nor any delay in exercising, any right, power, or privilege under this Agreement, by any party shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by any other agreements or applicable law. Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement will not be affected thereby.

22. Waivers and Amendments; Successors and Assigns. No term or provision of this Agreement may be waived, altered, modified, or amended except by a written instrument, duly executed by the parties hereto. This Agreement and all of the parties' obligations are binding upon their respective successors and assigns, and together with the rights and remedies of the parties under this Agreement, inure to the benefit of the parties and their respective successors and assigns. Supplier may not assign or transfer any right or obligation under this Agreement without the prior written consent of Customer.

23. Notices. All notices, requests, and other communications that are required or may be given under this Agreement must be in writing, and shall be deemed to have been given on the date of delivery, if delivered by hand, telecopy or courier, or three (3) days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below (which addresses may be changed, from time to time, by notice given in the manner provided in this Section):

            If given to Supplier:      Amcast Industrial Corporation
                                       7887 Washington Village Drive
                                       Dayton, Ohio  45459
                                       Facsimile: (937) 291-7007
                                       Attention:  Byron O. Pond

            with a copy to:            Thompson Hine LLP
                                       3900 Key Center
                                       127 Public Square
                                       Cleveland, Ohio  44114-1291
                                       Facsimile: (216) 566-5800
                                       Attention:  Alan R. Lepene, Esq.

            If given to GM:            General Motors Corporation
                                       Mail Code 480-206-116
                                       30009 Van Dyke
                                       P.O. Box 9025
                                       Warren, Michigan 48090-9025
                                       Facsimile: (586) 575-1519
                                       Attention:  Mark W. Fischer

            with a copy to:            Honigman Miller Schwartz and Cohn LLP
                                       2290 First National Building
                                       660 Woodward Avenue
                                       Detroit, Michigan  48226
                                       Facsimile:  (313) 465-7597
                                       Attention:  Robert B. Weiss, Esq.

            If given to Lenders:       KeyBank National Association
                                       Mail Code: OH-01-27-0504
                                       127 Public Square
                                       Cleveland, Ohio 44114-1306
                                       Facsimile:  (216) 689-8468
                                       Attention:  Dale E. Clayton
            with a copy to:            Porter Wright Morris & Arthur LLP
                                       925 Euclid Avenue
                                       Suite 1700
                                       Cleveland, Ohio 44115-1483
                                       Facsimile: (216) 443-9011
                                       Attention:  Philip E. Langer, Esq.

            If to the Noteholders:     Northwestern Mutual Life Insurance
                                       Company
                                       720 East Wisconsin Avenue
                                       Milwaukee, Wisconsin  50392-0800
                                       Facsimile:  (414) 665-7124
                                       Attention:  Mark Kishler

            with a copies to:          Northwestern Mutual Life Insurance
                                       Company
                                       720 East Wisconsin Avenue
                                       Milwaukee, Wisconsin  50392-0800
                                       Facsimile:  (414) 665-7016
                                       Attention:  Karen Stevens

                                       Mayer, Brown, Rowe & Maw LLP
                                       190 South LaSalle Street
                                       Chicago, Illinois  60603
                                       Facsimile:  (312) 706-8239
                                       Attention:  Lawrence K. Snider, Esq.

            If to Principal:           Principal Life Insurance Company
                                       801 Grand Avenue
                                       Des Moines, Iowa  50392-0800
                                       Facsimile:  (515) 248-2490
                                       Attention:  David S. Albright
            with copies to:
                                       Principal Life Insurance Company
                                       801 Grand Avenue
                                       Des Moines, Iowa  50392-0800
                                       Facsimile:  (515) 248-0483
                                       Attention:  Chris Henderson

                                       Mayer, Brown, Rowe & Maw LLP
                                       190 South LaSalle Street
                                       Chicago, Illinois  60603
                                       Facsimile:  (312) 706-8239
                                       Attention:  Lawrence K. Snider, Esq.

24. No Intended Third Party Beneficiary. The parties hereto acknowledge and agree that the rights and interests of the parties under this Agreement are intended to benefit solely the parties to this Agreement, except as expressly set forth in this Agreement.

25. Counterparts. This Agreement may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. For purposes of this Agreement, facsimile signatures shall also constitute originals.

26. Entire Agreement; Conflicts; Ambiguous Language. This Agreement, together with any other agreements and schedules referenced to herein or executed in connection with this Agreement, constitutes the entire understanding of the parties in connection with the subject matter hereof. Except as expressly set forth in this Agreement, neither Supplier nor Customer are waiving, modifying or limiting any rights each may have under the Purchase Orders, which terms and conditions shall otherwise remain in full force and effect. To the extent any term or condition of this Agreement is inconsistent or in conflict with the terms of any other agreements between Supplier and Customer, the terms of this Agreement shall govern and control. This Agreement is being entered into among competent persons who are experienced in business and represented by counsel, and has been reviewed by the parties and their respective counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

27. Governing Law. This Agreement is made in the State of Michigan and shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to conflicts of law principles.

28. CONSULTATION WITH COUNSEL. THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS AGREEMENT AND ARE EXECUTING SUCH AGREEMENT WITHOUT DURESS OR COERCION AND WITHOUT RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES AND COMMITMENTS SET FORTH IN THIS AGREEMENT.

29. WAIVER OF JURY TRIAL. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, THE PURCHASE ORDERS, OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES RELATED TO SUPPLIER. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHOM SUCH RELINQUISHMENT WILL BE CHARGED.

                           AMCAST INDUSTRIAL CORPORATION

                           By:
                              -------------------------------------

                                    Its:
                                        -----------------------------

[Signatures continued on the following page]

[Signatures continued from the previous page]




                             GENERAL MOTORS CORPORATION


                             By:
                                ---------------------------------------

                                      Its:
                                          ------------------------------

[Signatures continued on the following page]

[Signatures continued from the previous page]

                               KEYBANK NATIONAL ASSOCIATION
                               As Agent for the Lenders


                               By:
                                  ------------------------------------------

                                        Its:
                                            ---------------------------------

[Signatures continued on the following page]

[Signatures continued from the previous page]

                     PRINCIPAL LIFE INSURANCE COMPANY


                     By:
                        -----------------------------------------------

                              Its:
                                  --------------------------------------

[Signatures continued on the following page]

[Signatures continued from the previous page]

                          THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY


                          By:
                             ----------------------------------------------

                                   Its:
                                       --------------------------------------





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